Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-143865

June 19, 2007

United Air Lines, Inc. (“United”)

(NASDAQ Symbol: UAUA)

Securities:	Class A Pass Through Certificates, Series 2007-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2007-1 (“Class B Certificates”)	Class C Pass Through Certificates, Series 2007-1 (“Class C Certificates” and, together with the Class A Certificates and the Class B Certificates, the “Certificates”)
Face Amount:	$485,086,000	$106,835,000	$101,736,000
Final Expected Distribution Date:	July 2, 2022	July 2, 2019	July 2, 2014
Public Offering Price:	100%	100%	100%
CUSIP:	909287AA2	90928AAA5	90928BAA3
ISIN:	US909287AA20	US90928AAA51	US90928BAA35
Coupon/Stated Interest Rate:	6.636%	7.336%	Six-Month LIBOR plus 2.25%
Liquidity Facility Initial Maximum Commitment Amount:	$48,285,460.44	$11,756,123.40	N/A
Make-Whole Spread (used to calculate Make-Whole Amount):	0.30%	0.40%	N/A
No Call Date:	July 2, 2009	July 2, 2009	July 2, 2009

	If redeemed during the year prior to the anniversary of the Issuance Date indicated below	Prepayment Premium for Series C Equipment Notes
Prepayment Premium for Series C
Equipment Notes:	3rd	4.0%
	4th	2.0%
	5th	None
	6th	None
	7th	None

Class C Adjusted Interest Rate:	12.00%

Underwriting Commission:	$5,202,427.50

United’s Transaction Expenses:	$2,300,000.00

	Class A Pass Through Certificates	Class B Pass Through Certificates	Class C Pass Through Certificates

Concession to Selling Group Members:	0.475%	0.475%	0.475%

Discount to Brokers/Dealers:	0.250%	0.250%	0.250%

Underwriting Agreement:	Dated June 19, 2007

Trade Date:	June 19, 2007

Settlement Date:	June 26, 2007 (T+5) closing date, the fifth business day following the date hereof

Preliminary Prospectus Supplement:	United has prepared a Preliminary Prospectus Supplement, dated June 19, 2007, which includes additional information regarding the Certificates.

Certain Selected Financial Data:	The information appearing under the heading
“Selected Financial Data” in the Preliminary
Prospectus Supplement is updated as follows: United’s
mainline RPMs for the period from February 1 to
March 31, 2006 and for the three months ended March
31, 2007 were 27,462 million and 27,729 million,
respectively, and United’s mainline ASMs for the
period from February 1 to March 31, 2006 and for the
three months ended March 31, 2007 were 34,488
	million and 34,535 million, respectively.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors).